Exhibit 3.2(m)

SIXTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CONNECTICUT BROADBAND LLC

(d/b/a One Communications)

(A Connecticut Limited Liability Company)

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT, dated as of June 30, 2006, between Connecticut Broadband LLC (d/b/a One Communications) (the “Company”) and the parties listed in Schedule A annexed hereto (collectively, the “Members”).

WITNESSETH:

WHEREAS, the Members desire to become the members of the Company and provide herein for the management and the conduct of the business and affairs of the Company and their relative rights and obligations with respect thereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter provided, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINED TERMS

Section 1.1                                      Certain Defined Terms:  The following capitalized terms are used herein as defined below:

“Act” means the Connecticut Limited Liability Company Act, as amended.

“Affiliate” of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, “control” of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by or through the ownership of or right to vote, or to direct the manner of voting of, securities of such Person, or pursuant to law or agreement, or otherwise.

“Agreement” means this Sixth Amended and Restated Operating Agreement, including any Schedules hereto, as supplemented, amended or restated from time to time in the manner provided herein.

“Capital Account” has the meaning given in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any corresponding or succeeding provisions of applicable law.

“Consent” means the approval, authorization, ratification or consent to any act or matter by the vote of the Members owning a majority of the Percentages at a meeting duly held pursuant to this Agreement or given by such Members in an instrument duly executed and delivered in the manner provided herein.  In the event the required vote or instrument is obtained, all Members shall be deemed to have approved such act or matter.

“Fiscal Year” means a fiscal year of the Company.

“Interest” means the right of a Member to be allocated a fractional share of Profit, Loss and special allocations, to receive distributions and to participate in the management of the Company in accordance with this Agreement, and all other rights, powers, duties and obligations of such Member provided herein or by applicable law.

“Liability” has the meaning given in Section 6.4.

“Liquidating Member” has the meaning given in Section 9.2.

“Member” means those parties described in Schedule A and each Person subsequently admitted as a member of the Company.

“Net Cash Flow” means, for any Fiscal Year, the amount by which the sum of (a) the gross cash receipts of the Company during such Fiscal Year and (b) the amount of any reduction in the Reserves for the prior Fiscal Year exceeds the sum of (c) the gross cash expenditures of the Company during such Fiscal Year and (d) the amount of any increase in the Reserves for the prior Fiscal Year.

“Percentage” means initially the percentage set forth on Schedule A hereto and shall subsequently be adjusted as provided herein.

“Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, and any group of any of the foregoing acting in concert.

“Profit” or “Loss” means, for any Fiscal Year, the Company’s taxable income or loss, respectively, for such Fiscal Year as computed for federal income tax purposes (including all items required to be separately stated), increased by items of income which are exempt from federal income tax and reduced by expenditures which, under federal income tax law, are neither deductible nor properly chargeable to a capital account, other than amounts required to be specially allocated pursuant to Section 4.3(a).

“Reserves” means, for any Fiscal Year, such cash amounts as are reserved from time to time for the payment of operating and capital expenses, contingent liabilities and other obligations and liabilities of the Company.

“Transfer” has the meaning given in Section 8.1.

ARTICLE II
FORMATION

Section 2.1                                      Formation:  The Company was formed as a limited liability company under the Act upon the filing of the initial Articles of Organization of the Company with the Connecticut Department of State, and by executing the original operating agreement, the Members becoming Members, all upon the terms and subject to the conditions set forth in such operating agreement as subsequently amended and restated.

Section 2.2                                      Name of the Company:  The name of the Company is “Connecticut Broadband, LLC” and the Company shall conduct its business under such name, or under any assumed, fictitious or other name permitted by law to which the Members may consent. The Members hereby authorize the Company to conduct business under the name of “One Communications.”

Section 2.3                                      Places of Business:  The principal place of business of the Company shall be located 220 Bear Hill Road, Waltham, MA 02451 or at such other place which the Members may determine.

Section 2.4                                      Purpose:  The Company is organized to engage in any lawful activity for which a limited liability company may be formed under the laws of the State of Connecticut.

Section 2.5                                      Registered Office; Registered Agent:  The registered office of the Company required by the Act to be maintained in the State of Connecticut shall be at 12 Old Boston Post Road, Old Saybrook, Connecticut 06475 and the name of the registered agent is National Registered Agents, Inc.

ARTICLE III
CAPITALIZATION

Section 3.1                                      Capital Contributions:

(a)                                  Simultaneously with the execution of the original operating agreement, the Members contributed to the capital of the Company the amounts set forth opposite their names on Schedule A (which amounts are referred to herein as “Original Capital Contribution”). No Member shall be required or permitted to make any additional capital contribution or to lend or advance funds or property to the Company for any purpose whatsoever, except as described herein and with the consent of the Members.

(b)                                 The Members may contribute additional funds to the Company in an aggregate amount which they may determine necessary or appropriate for the proper operation of the Company (a “Call”). Each Call shall set forth the total funds to be contributed, the Member’s share of such funds (which shall be equal to such Member’s Percentage of the total), the purpose for the Call and the date by which it mast be received (which shall not be less than 20 days after the date of the Call).  If any Member fails to contribute all or a portion of its share of a Call when due (a “Defaulting Member”), the Non-Defaulting Members may within 20 days contribute all or a portion of such shortfall in proportion to their Percentages or in such other proportions as they may agree. If there is a Defaulting Member, the Percentages of the Members shall be adjusted such that each Member’s Percentage shall be equal to the ratio which the Capital Account balance of such Member bears to the aggregate Capital Account balances of all Members.

(c)                                  Except as otherwise expressly provided in this Agreement, no Member shall be required or permitted to make any additional capital contribution or to lend or advance funds or property to the Company for any purpose whatsoever, without the consent of the Members.

Section 3.2                                      Capital Accounts:

(a)                                  A separate Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation §1.704-1(b).  A Member’s Capital Account shall be equal to the amount of money initially contributed to the capital of the Company and shall be: (1) increased by (A) the amount of Profit allocable to such Member and any income or gain specially allocated to such Member, (B) any cash and the fair market value of any property (net of any liabilities secured by such property that the Company assumes or takes subject to) hereafter contributed to the capital of the Company by such Member, including the amount drawn down on any letter of credit contribution, and (C) in the case of property distributed in kind, the amount of gain, if any, which would have been allocated to such Member if the property had been sold by the Company for its fair market value on the date of distribution; and (2) decreased by (A) the amount of Loss allocable to such Member and any losses or deductions, specially allocated to such Member, (B) the amount of cash and the fair market value of any property (net of any liabilities secured by such property that such Member assumes or takes subject to) distributed (or deemed distributed) to such Member, and (C) in the case of property distributed in kind, the amount of loss, if any, that would have been allocated to such Member if the property had been sold by the Company for its fair market value on the date of distribution.

(b)                                 In the event of a Transfer by a Member of all or a part of its Interest in accordance with this Agreement, a proportionate amount of the Capital Account and Percentage of the transferor shall be transferred to such transferee.

(c)                                  The Members may adjust the Capital Accounts to reflect a revaluation of the Company’s property on the Company’s books in accordance with Treasury Regulation §1.704- 1(b)(2Xiv)(f) under the circumstances described therein.  In the event that property contributed to the Company has a fair market value which differs from its basis (at the time of contribution) or an election is made under Treasury Regulation §1.704-1 (b)(2)(iv)(t), the Capital Accounts shall be adjusted in accordance with Treasury Regulation §1.704-1 (b)(2)(iv)(g) for allocations of depreciation, amortization and gain or loss, as computed for book purposes, with respect to such property.

(d)                                 The provisions of this Agreement are intended to comply with Treasury Regulations §1.704-1 (b) and -2 and shall be interpreted and applied in a manner consistent with such regulations.  The Members may amend this Agreement (including without limitation to modify the manner in which Capital Accounts are maintained) in order to comply with such regulations (as they are currently in effect or may subsequently be amended).

Section 3.3                                      Other Matters Relating, to Capital.

(a)                                  No Member shall be entitled to withdraw any part of its contribution to the capital of the Company, except in connection with its withdrawal as a Member in accordance with this Agreement.

(b)                                 No Member shall be liable for the return of any other Member’s capital contribution; any such return of capital shall be made solely from the assets of the Company available therefor.

(c)                                  No interest shall accrue for the benefit of or be paid to, any Member on contributions to the capital of the Company.

(d)                                 A Member has no right to, interest in, or claim against any specific property of the Company by reason of its Interest.

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS

Section 4.1                                      Distributions:  Distributions shall be made from Net Cash Flow at such times and in such amounts as the Members shall determine from time to time.  Distributions to the Members shall be made in accordance with their respective Percentages on the date of distribution.

Section 4.2                                      Allocation of Profit and Loss:

(a)                                  Profit for each Fiscal Year shall be allocated as follows:

(1)                                  First, Profit up to the excess, if any, of the aggregate Loss for all Fiscal Years over the aggregate Profit previously allocated pursuant to this Section 4.2(a)(1) shall be allocated first to offset Loss previously allocated pursuant to Section 4.2(b)(3) and then to offset Loss previously allocated pursuant to Section 4.2(b)(2), to the extent such Loss was not previously offset; and

(2)                                  Next, any remaining Profit shall be allocated to the Members in proportion to their respective Percentages.

(b)                                 Loss for each Fiscal Year shall be allocated as follows:

(1)                                  First, Loss up to the excess, if any, of the aggregate Profit for all prior Fiscal Years over the aggregate Loss previously allocated pursuant to this Section 4.2(b)(1) shall be allocated to offset Profit previously allocated pursuant to Section 4.2(a)(2) to the extent such Profit was not previously offset;

(2)                                  Next, Loss up to the aggregate Capital Account of each Member having a positive Capital Account balance shall be allocated to such Members in proportion to their respective Capital Account balances until such Capital Account balances are reduced to zero; and

(3)                                  Next, any remaining Loss shall be allocated to the Members in proportion to their respective Percentages.

Section 4.3                                      Special Allocations:

(a)                                  Notwithstanding the foregoing, if there is a net decrease in the Company minimum gain under Treasury Regulation §1.704-2(d) (with respect to “nonrecourse liabilities”) or partner nonrecourse debt minimum gain under Treasury Regulation §1.704-2(i) (with respect to “partner nonrecourse debt”) during a Fiscal Year, the Members shall be allocated items of income and gain for such Fiscal Year (and if necessary for subsequent Fiscal Years) in the amounts and proportions determined pursuant to the provisions of Treasury Regulations §1.7042(f) and (i)(4), respectively.  In addition, if a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §1.704-1(b)(2XiiXd)(4), (5) or (6) which creates or increases a deficit in its Capital Account balance (as adjusted pursuant to such regulations), items of Company income (including gross income) and gain (consisting of a pro rata portion of each item of Company income and gain) shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit balance as quickly as possible pursuant to the provisions of Treasury Regulation §1.704-1(b)(2)(ii)(d).  If at the end of any Fiscal Year (after taking into account all allocations as if this sentence and the prior sentence were not in the Agreement) a Member has a deficit Capital Account balance, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.  Except as otherwise provided in this Section 4.3(a), nonrecourse deductions within the meaning of Treasury Regulation §1.704-2(i) shall be allocated as provided therein.  It is the intent of the Members that any special allocations pursuant to this Section 4.3(a) shall be offset with other special allocations pursuant to Section 4.3(a).  Accordingly, special allocations of Company income, gain, loss or deduction shall be made so that in the reasonable determination of the Members, taking into account likely future allocations under this Section 4.3(a), after such allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account it would have had if this Section 4.3(a) were not part of the Agreement.

(b)                                 In the event that property contributed to the Company has a fair market value which differs from its basis (at the time of contribution) or an election is made by the Members under Section 3.2(c) to adjust Capital Accounts to reflect a revaluation of Company property, income, gain, loss and deduction as computed for federal income tax purposes with respect to such property shall be allocated in the manner determined by the Members, consistently applied, pursuant to Section 704(c) of the Code so as to take into account any variation between the Company’s basis in the property and its fair market value.

(c)                                  In the event that the Interests of the Members vary during a Fiscal Year, the Profit, Loss, and any amount specially allocated pursuant to Section 4.3(a) shall be allocated among the Members under Section 706(d) of the Code in the manner determined by the Members, consistently applied.

Section 4.4                                      Allocation of Non-recourse Liabilities:  A Member’s share of the nonrecourse liabilities of the Company shall be allocated in accordance with Treasury Regulation §1.752-3 (a), except that excess nonrecourse liabilities shall be allocated among the Members in accordance with the manner in which the Members reasonably expect that the nonrecourse deductions allocable to such liabilities will be allocated.

Section 4.5                                      Amounts Withheld:  All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members under Section 4.1, in such amounts as the Members may determine in accordance with applicable law.

ARTICLE V
FISCAL MATTERS

Section 5.1                                      Tax Matters Partner:  CTBB Holdings, Inc. shall be the “tax matters partner” of the Company within the meaning of Section 6231 (a)(7) of the Code.

Section 5.2                                      Tax Returns:  At the expense of the Company, the Members shall prepare and file, or shall cause to be prepared and filed, all federal and any required state, local and foreign income and other tax returns for the Company for each Fiscal Year.

Section 5.3                                      Fiscal Year and Other Elections:  The Fiscal Year shall coincide with the taxable year of the Company and end on December 31 of each year or such other date as the Members may select pursuant to applicable law.  All other accounting decisions and elections required or permitted to be made by the Company for tax purposes under applicable law shall be made by the Members.

Section 5.4                                      Books and Records:  The Members shall maintain or cause to be maintained at the principal place of business of the Company complete and accurate books and records of the assets, liabilities, income, business and affairs of the Company, including without limitation:

(a)                                  a current list of the Members, setting forth in alphabetical order the full name, last known mailing address, capital contribution and fractional Interest of each;

(b)                                 a copy of the Company’s Articles of Organization and all amendments thereto and restatements thereof together with an executed copy of any power of attorney pursuant to which any articles or certificate, or amendment thereto or restatement thereof is executed;

(c)                                  a copy of this Agreement; and

(d)                                 a copy of the Company’s income tax and information returns and reports, if any, for each of the three most recently ended Fiscal Years.

Section 5.5                                      Reports to Members:

(a)                                  As soon as practicable after the end of each Fiscal Year, the Company shall distribute to each Member:

(i)                                     a copy of its Schedule K-1 to the Partnership Tax Return (Form 1065); and

(ii)           a copy of its financial statement, including a balance sheet as of the end of such Fiscal Year and an income statement for the Fiscal Year then ended, prepared in accordance with the Company’s method of accounting.

(b)                                 Each Member may, for any purpose reasonably related to such Member’s Interest, at such Member’s own expense, inspect and copy, during the normal business hours of the Company, any records or information maintained by the Company.

ARTICLE VI
ADMINISTRATION

Section 6.1                                      Management of the Company.

(a)                                  Subject to Section 6.1(b) below, the business and affairs of the Company shall be managed by the Members by the affirmative vote of a majority-in-interest of the Members (unless otherwise provided herein).  The Members shall have the power to do any and all acts necessary or convenient to, or for the furtherance o the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

(b)                                 Rights and Powers of Officers.  The business and affairs of the Company shall be managed and the conduct of its day-to-day affairs shall be controlled by the Members through such officers appointed by them, and including each other, as it deems desirable to effect and carry out the Company’s business (“Officers”).  Each Officer appointed by the Company shall be subject to the control and direction of the Members and shall have such duties and responsibilities as the Members shall determine.  No Member shall act as agent for the Company or bind the Company in any respect unless expressly authorized by this Agreement or pursuant to any action taken in writing by the Members.  As of the Effective Date, each of Messrs. Thomas J. Casey, R. Charles Mancini, John Pittenger and James Prenetta shall serve as Officers, with Mr. Casey to serve as President and Chief Executive Officer, Mr. Mancini to serve as Chief Financial Officer, Mr. Pittenger to serve as Senior Vice President and Treasurer and Mr. Prenetta to serve as Executive Vice President, Secretary and General Counsel.  Subject to the terms of this Agreement, the Officers shall have all rights and powers on behalf and in the name of the Company, directly or through delegation to other officers, to perform all acts necessary and desirable to the objects and purposes of the Company.  Without limiting the generality of the foregoing, the Officers shall have the power, directly or through officers, to execute contracts and guaranties, incur liabilities, borrow money, and make final management decisions related to the Company’s day-to-day operations, including but limited to, establishing bank accounts, engaging and supervising the Company’s employees, independent contractors, agents and other personnel as required on such terms as the Officers deem reasonable and appropriate and procuring other insurance (including professional liability coverage), legal services and accounting services, in each case, in the ordinary course of Company’s business.

Section 6.2                                      Duties of the Members.  The Members shall take all actions that may be necessary or appropriate for the conduct of the Company’s business in accordance with the provisions of this Agreement and applicable laws and regulations.  The Members shall act at all times in good faith and in such manner as may be required to protect and promote the interest of the Company and each other.

Section 6.3                                      Authority to Act for the Company.  Each Member is an agent of the Company for the purpose of its business, and the act of every Member, including the execution in the name of the Company of any instrument, for apparently carrying on in the usual way of the business of the Company, binds the Company, unless (i) the Member so acting has in fact no authority to act for the Company in the particular matter and (ii) the person with whom he or she is dealing has knowledge of the fact that the Member has no such authority.

Section 6.4                                      Interested Members:  A Member may lend money to, borrow money from, guarantee or act as a surety for, provide collateral for an obligation of and transact other business with the Company and, subject to any applicable law, shall have the same rights and obligations with respect thereto as a Person who is not a Member.

Section 6.5                                      Limitation of Liability:  No Member shall be liable to the Company or any other Member for any loss, damage, liability or expense (“Liability”) suffered or incurred by any Person on account of or by reason of any claim based on or arising from, any act taken or omitted to be taken in the course of representing or performing services for the Company or otherwise in its capacity as a Member, including without limitation its appointment or retention of or reliance upon, any employee or agent of the Company or any Person referred to in Section 6.1(b), notwithstanding any negligence, fraud or willful misconduct by such employee, agent or Person, except to the extent that a judgment or other final adjudication adverse to the Member establishes that its acts or omissions were in violation of any provision of this Agreement, or were in bad faith or involved intentional misconduct or a knowing violation of law or that the Member personally gained in fact a financial profit or other advantage to which the Member was not legally entitled.

Section 6.6                                      Indemnification:  The Company shall indemnify each Member, and its legal representatives, successors and assigns, and hold each of them harmless from and against any Liability suffered or incurred by such Member, as such, or any of them in the course of serving in any office of or otherwise representing (within the scope of its authority) or acting for or on behalf of the Company, except to the extent that a judgment or other final adjudication adverse to such Member or other Person establishes (a) that its acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that the Member personally gained in fact a financial profit or other advantage to which it was not legally entitled; provided, however, that, any other provision hereof notwithstanding, any such indemnification shall be solely from the net assets of the Company, and no Member shall be required to make any capital contribution or otherwise pay any amount from its own assets as a result thereof The Company may procure insurance in such amounts and covering such risks as the Members deem appropriate to fund any indemnification required or permitted to be made hereunder.

Section 6.7                                      Other Activities of Members:  Each Member may engage or participate in any other activities incidental to any employment, occupation or business venture or enterprise.  Except as otherwise agreed between or among them, none of the Company nor any other Member shall be entitled to participate or otherwise have any interest in such other employment, occupation, business venture or enterprise.

Section 6.8             Confidentiality:  Each Member shall hold in a fiduciary capacity for the benefit of the Company all information relating to or concerned with its business and affairs, and it shall not, at any time after the date hereof use or disclose to any Person any such information, except as may be necessary or appropriate in connection with the business and affairs of the Company.

Section 6.9             Bank Accounts:  The Company shall maintain one or more accounts, including checking, cash management and/or money market accounts, in such banks or other financial institutions as the Members may select.  All amounts deposited by or on behalf of the Company in those accounts shall be and remain the property of the Company.  Withdrawals from such accounts shall be made by the Officers or other signatories designated by the Members.  No funds of the Company shall be kept in any account other than a Company account, and funds of the Company shall not be commingled with the Rinds of any other Person; and no Member shall apply, or permit any other Person to apply, such funds in any manner, except for the benefit of the Company.

ARTICLE VII
CONSENTS: MEETINGS OF MEMBERS

Section 7.1             Meetings of Members:

(a)           The Members shall hold an annual meeting within three months after the end of each Fiscal Year.  Other Members’ meetings may be called, upon prior written notice, in connection with any proposed action on an issue requiring consent by any Member, by Members owning at least two-thirds of the Percentages entitled to vote on the issue.  Meetings shall be held at the office of the Company or at such other place to which such Members may determine.

(b)           The presence of Members owning at least two-thirds of the Percentages entitled to vote on the issue for which the meeting was called shall constitute a quorum at any meeting of Members; provided, however, that if there is a failure to obtain a quorum at any meeting, the meeting shall be adjourned for not more than thirty (30) days.  Once a quorum is present at a meeting, any action properly taken at the meeting remains valid and effective, notwithstanding the subsequent withdrawal of any Member from the meeting.  If a quorum does not appear at a meeting, the Members present may adjourn the meeting despite the absence of a quorum.

(c)           Whenever under this Agreement Members are required or permitted to take any action by the Consent of the Members, such action may be taken without a meeting, without prior notice and without a vote, if an instrument or instruments setting forth the action so taken shall be signed by the Members owning at least two-thirds of the Percentages and such instrument or instruments are delivered by hand or by certified or registered mail, return receipt requested, to the office of the Company, its principal place of business or an officer, employee or agent of the Company having custody of the records of the Company.  Every such instrument shall bear the date of signature of each Member who signs such instrument, and no such instrument shall be effective to take the action referred to therein unless, within sixty (60) days of the earliest dated such instrument delivered in the manner required by this Section to the Company, instruments signed by all of the required Members pursuant to this Section are delivered to the office of the Company, its principal place of business or an officer, employee or agent of the Company having custody of the records of the Company.

Section 7.2             Participation in Meetings; Signing of Instruments:

(a)           A Member may appear and vote at a meeting in person or by proxy.  Any proxy shall be dated and signed by the Member (or its attorney-in-fact) and shall remain effective for a period of eleven (11) months from the date thereof Any such proxy may be revoked at any time, such revocation to be effective upon the presentation of a later-dated proxy or written notice of revocation given to the Company.

(b)           Members may participate in a meeting by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other simultaneously and such participation in a meeting shall constitute presence in person at such meeting.

(c)           Any instrument requiring the signature of a Member may be signed by the Member or by its attorney-in-fact.

Section 7.3             Notice of Meeting:

(a)           Written notice shall be given stating the place, date and hour of the meeting, indicating that it is being issued by or at the direction of the person calling the meeting and, in the case of a special meeting, stating the purpose or purposes for which the meeting is called.  An affidavit of the person giving the notice certifying that the notice required by this Section has been given shall, in the absence of fraud, be prima facie evidence of the facts therein stated.  When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the original date of the meeting.  Notwithstanding the foregoing, if a meeting of Members is adjourned because of a failure to obtain a quorum, written notice of the time and place of the adjourned meeting stating that the original meeting had to be adjourned due to the absence of a quorum shall be sent to each Member at least ten (10) days before the date scheduled for the adjourned meeting.

(b)           Notice of meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting.  The attendance of any Member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by it.

ARTICLE VIII
TRANSFERS

Section 8.1             Transfers Prohibited:

(a)           Except as provided in Section 8.2, no Member may withdraw from the Company (prior to the dissolution and winding up of the Company) or sell, assign, exchange, give, or otherwise voluntarily or involuntarily transfer, or pledge, hypothecate, grant a security interest in, or otherwise voluntarily or involuntarily encumber, (collectively, “Transfer”) any Interest in the Company, without the prior consent of the other Members, which consent may be withheld in its sole discretion.  A Member who withdraws in violation of this Agreement shall not be entitled to any consideration in connection therewith.  Any purported Transfer in violation of this Agreement shall be void ab initio and shall not bind the Company.

(b)           Notwithstanding anything herein to the contrary (including Section 8.2 hereof), a Transfer of an Interest may not be made if (1) such Transfer would violate applicable securities or “blue sky” law or (2) the transferee is a minor or incompetent.

Section 8.2             Permitted Transfers:

(a)           Notwithstanding anything in Section 8.1(a) to the contrary, a Member may transfer all or a portion of its economic interest to another Member.

(b)           A permitted Transfer of an Interest shall not dissolve the Company or entitle the transferee to participate in the management and affairs of the Company or to become, or to exercise any rights or powers of a Member.  The only effect of a Transfer, unless the transferee is admitted as a Member, is to entitle the transferee to receive, to the extent transferred, the distributions and allocations of Profit and Loss and special allocations to which the transferor would be entitled.

(c)           In the event of a permitted Transfer, except as provided in Section 8.2(a), the transferee shall become a Member only if the other Members consent to the admission of the transferee as a Member, which consent may be withheld in its sole discretion, and such transferee accepts and agrees to be bound by this Agreement by executing a counterpart hereof expressly assumes all of the obligations of the transferor hereunder and executes and delivers such other agreements, instruments, certificates, affidavits, opinions of counsel and other documents as the Members may reasonably require in order to admit such new Member.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

Section 9.1             Dissolution:  Subject to the provisions of applicable law, the Company shall be dissolved upon the first of the Mowing events to occur:

(a)           the sale of all or substantially all of the Company’s assets;

(b)           the consent of all of the Members; and

(c)           the entry of a decree of judicial dissolution under Section 34-207 of the Act.

Section 9.2             Liquidation:

(a)           Upon a dissolution of the Company, the Members owning a majority of the Percentages shall appoint a Liquidating Member.  The Liquidating Member shall take or cause to be taken a full account of the Company’s assets, indebtedness and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company’s assets and to terminate its business and affairs.  The Company’s assets, or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

(1)                                  to the payment of all liabilities and obligations of the Company, including expenses of the liquidation and obligations and liabilities to the Members (other than on account of their Capital Accounts or liabilities for distributions under applicable law),

(2)                                  to the establishment of such reserves for contingent liabilities of the Company as are deemed necessary or desirable by the Liquidating Member; provided, however, that such reserves shall be deposited in escrow with a bank for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Liquidating Member may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraph (3) below, and

(3)                                  to the Members, to be divided among them in accordance with their respective Capital Account balances.

(b)           The Liquidating Member shall be allowed a reasonable time for the orderly liquidation of the Company’s assets and the discharge of indebtedness and other liabilities to creditors, so as to preserve and, upon disposition, maximize the value of the Company’s assets.

Section 9.3             Fiscal Year of Termination:  Upon the liquidation of the Company (or any Member’s Interest) within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g), the liquidating distributions and the balance of any unpaid required capital contribution by such Member shall be made on or before the close of the Fiscal Year in which the liquidation occurs, and, in any event, within 90 days after the date of such liquidation.  In the case of the liquidation of the Company, such distribution may be made to a trust established for the benefit of the Members for purposes of liquidating Company assets, collecting amounts owed to the Company, paying any indebtedness and other liabilities of the Company and distributing the remaining amounts to the Members in the same amounts as would have been distributed by the Company without regard to the trust.

Section 9.4             Continuing Liabilities and Other Obligations:  Except as otherwise expressly provided herein, no reconstitution, dissolution, liquidation or termination of the Company shall relieve, release or otherwise discharge any Member, or any of that Member’s successors or assigns, from any previous breach or default oil; or any obligation or other liability theretofore incurred or accrued under, any provision of this Agreement or applicable law, and any and all liabilities, claims, demands or causes of action arising from any such breaches, defaults, obligations and liabilities shall survive any such reconstitution, dissolution, liquidation or termination.

Section 9.5             Final Statement:  As soon as practicable after the dissolution of the Company, the Liquidating Member shall cause a statement of the Company’s assets and liabilities to be prepared as of the date of such dissolution and furnished to the Members.

ARTICLE X
MISCELLANEOUS

Section 10.1           Limitation of Authority:  Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture, joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

Section 10.2           Fees and Expenses:  All fees and expenses, including without limitation attorneys fees and expenses, inured in connection with the preparation of this Agreement shall be a Company expense; provided, however, that each Member shall bear its own fees and expenses in connection with reviewing this Agreement.

Section 10.3           Notices:  All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be duly given (a) on the date delivered if personally delivered, (b) on the date sent by telecopy with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the next business day if sent by overnight mail by Federal Express or other recognized overnight mail service, or (d) five (5) business days after mailing, if mailed by certified or registered mail, return receipt requested, in each case addressed to the parties at their respective addresses set forth on Schedule A hereto or such other address as may be specified in a notice given in accordance with the provisions hereof

Section 10.4           Amendment:  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and approved by the Members; provided, however, that no amendment may (a) alter a Member’s personal liability thr Company liabilities or obligations, (b) alter the allocation of Profit, Loss, special allocations or distributions to which a Member may be entitled, except as otherwise provided herein, (c) amend any provision of this Agreement that requires the consent of Members owning a specified Percentage or (d) amend the provisions of this Section 10.4, without the written consent of the Members who are materially adversely by such amendment.

Section 10.5           Waiver:  No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right.  No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith.  No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

Section 10.6           Governing Law:  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Connecticut, without regard to choice or conflict of laws principles.

Section 10.7           Jurisdiction:  Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Courts of the State of Connecticut and of the United States District Court for Connecticut in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby as the exclusive jurisdiction for such proceeding, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by clause (d) of Section 10.3.

Section 10.8           Remedies:  In the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief including remedies in the nature of injunction and specific performance.  In this regard, the parties acknowledge that they will be irreparably damaged in the event this Agreement is not specifically enforced, since (among other things) the Interests are not readily marketable.  All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including the recovery of damages.

Section 10.9           Severability:  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, valid and enforceable.

Section 10.10         Counterparts:  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 10.11         Further Assurances:  Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and take such other actions as the Members may reasonably request or as may otherwise be necessary or proper to carry out the terms and provisions of this Agreement and to consummate and perfect the transactions contemplated hereby.

Section 10.12         Assignment:  Except as otherwise provided herein, this Agreement, and any right, interest or obligation hereunder, may not be assigned by any party hereto without the prior written consent of each other party hereto.  Any purported assignment without such consent shall be void and without effect.

Section 10.13         Binding Effect:  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

Section 10.14         Titles and Captions:  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof

Section 10.15         Grammatical Conventions:    Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

Section 10.16         References:  The terms “herein,” “hereto,” “hereof” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof

Section 10.17         Entire Agreement:                This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, relating thereto.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

MEMBER	CTBB HOLDINGS, INC.

/s/ James P. Prenetta, Jr.
By: Executive Vice President, Secretary and General Counsel
Name James P. Prenetta, Jr.

THE COMPANY	CONNECTICUT BROADBAND, LLC

/s/ James P. Prenetta, Jr.
By: Executive Vice President, Secretary and General Counsel
Name: James P. Prenetta, Jr.

SCHEDULE A

	CAPITAL
	PERCENTAGE	CONTRIBUTION

CTBB Holdings, Inc.	100%	$1000.00